N / E / W / S R / E / L / E / A / S / E

April 20, 2015

FOR IMMEDIATE RELEASE
For more information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com

SOURCE: First Merchants Corporation, Muncie, Indiana

First Merchants Corporation Announces the Completion of its Merger with C Financial Corporation

First Merchants Corporation (NASDAQ: FRME) successfully completed its previously announced merger with C Financial Corporation, of Columbus, Ohio on Friday, April 17, 2015. In connection with the merger, Cooper State Bank has also merged with and into First Merchants Bank. The combined First Merchants Bank has 112 banking centers in Illinois, Indiana and Ohio and approximately $6.0 billion in assets, $4.0 billion in loans, $4.7 billion in deposits, and total shareholders’ equity of $740 million. The full integration of Cooper State Bank under the First Merchants brand is expected to be completed during the 4th quarter of 2015. As part of the $14.5 million merger, shareholders of C Financial Corporation will receive $6.738 in cash for each share of C Financial Corporation common stock held.

Michael C. Rechin, First Merchants Corporation's President and Chief Executive Officer, added, “First Merchants is excited to extend our presence in Columbus with the addition of Cooper State Bank as the newest member of the First Merchants family. The addition of Cooper State Bank supports our growth initiative, making the company more visible and impactful in Columbus, one of the fastest growing cities in America. From Cooper State Bank’s beginning in 2005, Dan Apple and his management team have played a pivotal role in providing real estate financing and bringing innovative retail banking ideas to Columbus consumers while maintaining excellent credit quality.”

Under the leadership of Jennifer M. Griffith, First Merchants currently operates Commerce National Bank (“Commerce”) in the Columbus, Ohio, marketplace. Commerce began doing business in 1991 and currently has approximately $500 million in loans extended to central Ohio business clients. Commerce merged with First Merchants in 2003.

Ms. Griffith, President of Commerce National Bank, stated “This is a tremendous opportunity to combine great teams in vibrant neighborhoods. The addition of the six Cooper State Bank banking centers will provide added convenience for our clients. I look forward to working with Dan to bring the best of Commercial Banking and Retail Banking to the Columbus market place.”

Dan Apple, President and CEO of Cooper State Bank, stated, “We are looking forward to being a part of the First Merchants family, and believe this partnership will be good for our clients, shareholders, staff and communities. Since our inception ten years ago, our management team has been driven to be the retail bank of choice in our marketplace. We look forward to taking advantage of the new service offerings and enhanced lending capacity of Commerce and First Merchants while continuing to build momentum with our clients.”

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation is comprised of First Merchants Bank, N.A., which also operates as Lafayette Bank & Trust, Commerce National Bank, and First Merchants Trust Company as divisions of First Merchants Bank, N.A. First Merchants Corporation also operates First Merchants Insurance Group, a full-service property casualty, personal lines, and healthcare insurance agency.

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected benefits of the merger (the “Merger”) between First Merchants Corporation (“First Merchants”) and C Financial Corporation (“C Financial Corporation”), including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of First Merchants’ goals, intentions and expectations; statements regarding the First Merchants’ business plan and growth strategies; statements regarding the asset quality of First Merchants’ loan and investment portfolios; and estimates of First Merchants’ risks and future costs and benefits, whether with respect to the Merger or otherwise. These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of the First Merchants and C Financial Corporation will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of First Merchants to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like First Merchants’ affiliate bank; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity, credit and interest rate risks associated with the First Merchants’ business; and other risks and factors identified in each of First Merchants’ filings with the Securities and Exchange Commission. First Merchants does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this presentation or press release. In addition, First Merchants’ and C Financial Corporation’ past results of operations do not necessarily indicate the anticipated future results of First Merchants following the Merger.

First Merchants Corporation
David Ortega, First Vice President/Director of Investor Relations, 765-378-8937

Or

C Financial Corporation
Dan Apple, President and Chief Executive Officer, 614-408-0235